Exhibit 99

For Immediate Release

VALUEVISION MEDIA COMMENTS ON CLINTON GROUP LETTER

MINNEAPOLIS, MN. – October 30, 2013 – ValueVision Media, Inc. (NASDAQ: VVTV) (“ValueVision” or the “Company”), a multichannel electronic retailer via TV, Internet and mobile, today commented on the filing on Schedule 13D made by Clinton Group, Inc. and its affiliates (collectively, “Clinton”), which included a letter addressed to the Chairman of the ValueVision Board of Directors.

We are disappointed that Clinton has decided to publish its letter, especially in light of our continuing dialogue.  ValueVision has a long record of engaging with shareholders, and members of the Company’s Board of Directors and management team have engaged in numerous discussions with Clinton since early September, when Clinton first contacted ValueVision.

During the course of these discussions, the Board made clear that it fully supports ValueVision’s management team and its successful execution of the Company’s strategy of building sustained growth through customer engagement. Importantly, the Board and management team are confident about the future trajectory of the business.

Since the appointment of Keith Stewart as CEO in January 2009, substantial shareholder value has been created, as demonstrated by an over 940% increase in ValueVision’s share price, from $0.52 to $5.42 as of yesterday’s market close, as a result of the successful implementation of the Company’s turnaround strategy. During the same time period, the Russell 2000 Index increased by approximately 150%. ValueVision’s management team, working closely with the Board of Directors, has streamlined operations, improved the quality of the Company’s TV distribution footprint and significantly enhanced the stability and flexibility of its balance sheet, resulting in stronger financial performance.

In addition, ValueVision’s diversification of merchandise and investment in customer centric programs has resulted in an 11% increase in rolling 12 month customer counts and a 10% increase in year to date sales, as of the second quarter of 2013.

Clinton has failed to recognize or acknowledge that the major elements of ValueVision’s turnaround have been addressed and that the Company has delivered improved performance in a number of important financial and operating metrics. Moreover, Clinton has failed to provide any concrete suggestions or recommendations to improve ValueVision’s business and strategy going forward.

Furthermore, we are perplexed by Clinton’s assertion that ValueVision made commitments to Clinton to freeze shareholder rights or the Company’s Bylaws; no such commitments were given. Our Board intends to retain the ability to consider all actions that it may deem necessary in the proper exercise of its fiduciary duties for the benefit of the Company’s shareholders.

ValueVision’s Board and management team remain committed to enhancing value for all shareholders and welcome input from shareholders toward that goal. We will take the time necessary to thoroughly evaluate the Clinton letter while continuing to focus on the successful execution of ValueVision’s business plan to enhance our operating and financial performance.

Jefferies LLC is acting as financial advisor and Simpson Thacher & Bartlett LLP and Barnes & Thornburg LLP are acting as legal advisors to ValueVision.

About ValueVision Media

ValueVision Media, Inc. is a multichannel retailer that enables customers to shop and interact via TV, phone, Internet and mobile in the merchandise categories of Home & Consumer Electronics, Beauty, Health & Fitness, Fashion & Accessories, and Jewelry & Watches. ValueVision is transitioning its consumer brand to ShopHQ from ShopNBC over the balance of fiscal 2013. ValueVision's television network reaches over 86 million cable and satellite homes and is also available nationwide via live streaming at www.shophq.com. Please visit www.shophq.com/ir for more investor information.

Contacts

Media:
Dawn Zaremba
ShopHQ
dzaremba@shophq.com
(952) 943-6043 O

Joele Frank / Tim Lynch / Jed Repko
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449

Investors:
David Collins, Eric Lentini
Catalyst Global LLC
vvtv@catalyst-ir.com
(212) 924-9800 O
(917) 734-0339 M